UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2017

Commission File Number: 001-37544

AmpliPhi Biosciences Corporation

(Exact name of Registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3579 Valley Centre Drive, Suite 100

San Diego, California 92130

(Address of principal executive offices)

(858) 829-0829

(Registrant’s Telephone number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2017, M. Scott Salka resigned as our Chief Executive Officer and as a member of our board of directors, effective May 31, 2017 (the “Separation Date”).

In connection with Mr. Salka’s resignation, we and Mr. Salka entered into a separation and consulting agreement (the “Separation Agreement”), pursuant to which Mr. Salka is entitled to receive the following benefits subject to our receipt of an effective release and waiver of claims from Mr. Salka: (i) continued payment of his base salary in effect as of the Separation Date for 12 months following the Separation Date, through May 31, 2018 (the “Severance Period”); (ii) payment of COBRA premiums on his behalf, through the earliest of the following: (a) the duration of the Severance Period; (b) the date upon which he becomes eligible for health insurance pursuant to another employer-sponsored group health insurance plan; or (c) the date upon which he becomes ineligible for continued coverage under COBRA; and (iii) a stock option under our 2016 Equity Incentive Plan (the “2016 Plan”), exercisable for 50,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant, which will vest, subject to certain terms and conditions, at the end of the consulting period described below, and may be exercised for a period of three years following the end of such consulting period. Pursuant to the Separation Agreement, Mr. Salka has agreed to provide transition and consulting services to us for a period of up to 90 days following the Separation Date.

On May 30, 2017, we appointed Paul C. Grint, M.D. as our Chief Executive Officer, effective June 1, 2017. Dr. Grint continues to serve on our board of directors as a Class III director, but resigned from the compensation committee of our board of directors concurrently with his appointment as our Chief Executive Officer.

Dr. Grint, age 59, has served on our Board of Directors since November 2015 and on the compensation committee of our board of directors until his appointment as our Chief Executive Officer. From June 2015 to May 2017, Dr. Grint served as the President and Chief Executive Officer and on the board of directors of Regulus Therapeutics Inc., a company focused on the discovery and development of microRNA therapeutics, and served as the Chief Medical Officer of Regulus Therapeutics Inc. from June 2014 to June 2015. From February 2011 to June 2014, Dr. Grint served as the President of Cerexa, Inc., a wholly owned subsidiary of Forest Laboratories, Inc., a pharmaceutical company, where he was responsible for the oversight of anti-infective product development. Before that, Dr. Grint served as Senior Vice President of Research at Forest Research Institute, Inc., the scientific development subsidiary of Forest Laboratories, Inc., from January 2009 to February 2011, and as Chief Medical Officer of Kalypsys, Inc., a biopharmaceutical company, from 2006 to 2008. Dr. Grint also previously served in similar executive level positions at Pfizer Inc., IDEC Pharmaceuticals Corporation, and Schering-Plough Corporation. Dr. Grint currently serves on the board of directors of Amplyx Pharmaceuticals, Inc. and of Synedgen, Inc., and served on the board of directors of Illumina Inc. from April 2005 to May 2013. Dr. Grint received a B.S. in Medical Science from St. Mary’s Hospital in London and his medical degree from St. Bartholomew’s Hospital Medical College at the University of London.

In connection with his appointment as our Chief Executive Officer, we entered into an offer letter agreement with Dr. Grint, pursuant to which Dr. Grint is entitled to receive the following compensation: (i) annual base salary of $475,000; (ii) eligibility to receive an annual performance bonus, with an initial target bonus of 50% of his base salary; and (iii) an initial stock option grant under the 2016 Plan, exercisable for up to 475,189 shares of our common stock at an exercise price per share equal to the fair market value on the date of grant, 40% of which shares will be subject to time-based vesting over a four-year period (25% of such time-based shares to vest after one year, and the balance to vest monthly over the following 36 months), and 60% of which shares will be subject to vesting upon achievement of corporate performance criteria to be established by our board of directors or the compensation committee thereof. In the event Dr. Grint is terminated without cause or resigns for good reason within one month before or 12 months after a change in control of our company, the vesting of all of his outstanding equity awards that are subject to time-based vesting will accelerate in full such that all such equity awards will be deemed fully vested as of the date of such termination or resignation (or change in control, if later). In addition, the offer letter provides that if Dr. Grint is terminated without cause or resigns for good reason from his employment with us, Dr. Grint will be entitled to receive severance benefits in the form of salary continuation at the rate of his base salary in effect at the time of his termination or resignation for a period of 12 months, subject to our timely receipt of an effective release and waiver of claims from Dr. Grint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2017	AmpliPhi Biosciences Corporation

	By:	/s/ Steve R. Martin
	Name:	Steve R. Martin
	Title:	Chief Financial Officer